Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “****”.

AN UNREDACTED VERSION OF THIS

DOCUMENT HAS ALSO BEEN PROVIDED TO THE

SECURITIES AND EXCHANGE COMMISSION

EXECUTION VERSION

AMENDMENT NUMBER FIVE

to the

MASTER REPURCHASE AGREEMENT

Dated as of March 24, 2010,

between

SIRVA MORTGAGE, INC.

and

CITIBANK, N.A.

This AMENDMENT NUMBER FIVE (this “Amendment Number Five”) is made this 13th day of May, 2011, between SIRVA MORTGAGE, INC. (“Seller”) and CITIBANK, N.A. (“Buyer”), to the Master Repurchase Agreement, dated as of March 24, 2010, between Seller and Buyer, as such agreement may be amended from time to time (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Seller and Buyer have agreed to extend the Termination Date under the Agreement, to provide for the payment of the Commitment Fee for such extension, and to make certain other modifications as more specifically set forth herein; and

WHEREAS, as of the date hereof, Seller represents to Buyer that Seller is in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION I. Amendments, (a) Effective as of May 15, 2011, Section 2 of the Agreement is hereby amended by deleting the definition of “Interest Period” in its entirety and replacing it with the following:

“Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date.

(b) Effective as of May 15, 2011, Section 2 of the Agreement is hereby amended by adding a new definition of “Quality Control Program” after the definition of “Records” to read in its entirety as follows:

“Quality Control Program” shall have the meaning assigned to such term in Section 13(oo).

(c) Effective as of May 15, 2011, Section 2 of the Agreement is hereby amended by adding a new definition of “Related Credit Enhancement” after the definition of “Qualified Originator” to read in its entirety as follows:

“Related Credit Enhancement” shall have the meaning assigned to such term in Section 8(a).

(d) Effective as of May 15, 2011, Section 2 of the Agreement is hereby amended by deleting the definition of “Termination Date” in its entirety and replacing it with the following:

“Termination Date” shall mean June 15, 2011 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

(e) Effective as of May 15, 2011, Section 4(c) of the Agreement is hereby amended by adding the following language at the end of such section:

In connection with the extension of the Termination Date from May 15, 2011 to June 15, 2011, Seller agrees to pay to Buyer an additional commitment fee equal to $**** (the “May 2011 Additional Commitment Fee”), such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer on or prior to May 17, 2011. Buyer may, in its sole discretion, net any portion of such May 2011 Additional Commitment Fee from the proceeds of any Purchase Price paid to Seller. The May 2011 Additional Commitment Fee is and shall be deemed to be fully earned and non-refundable when paid.

(f) Effective as of May 15, 2011, Section 8(a) of the Agreement is hereby amended by adding the following language after the first paragraph of such Section 8(a):

Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Loans and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder. Seller further acknowledges that it has no rights to the Servicing Rights related to the Purchased Loans. Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that Seller is deemed to retain any residual Servicing Rights, Seller grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the Servicing Rights as indicated hereinabove. In addition, Seller, in its capacity as Servicer, further grants, assigns and pledges to Buyer a first priority security interest in and to all Servicing Records and rights to receive Servicing Records or other documents that constitute a part of the Mortgage File or Servicing File with respect to any Purchased Loan, and all Income related to the Purchased Loans received by Seller, in its capacity as Servicer, and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s Obligations to Buyer hereunder.

(g) Effective as of May 15, 2011, Section 13(a) of the Agreement is hereby amended by adding a new subsection (x) following subsection (ix) to read as follows:

(x) Promptly after receipt by Seller of a request from Buyer, Seller shall provide copies of its latest Quality Control Program reports and all responses made by the management of Seller to address any issues, risks, vulnerabilities or adverse findings contained in such Quality Control Program.

(h) Effective as of May 15, 2011, Section 13 of the Agreement is hereby amended by adding the following new covenant as Section 13(oo):

(oo) Quality Control. Seller shall maintain an internal quality control program that evaluates and monitors, on a regular basis, the overall quality of its servicing activities and that: ensures that the Mortgage Loans are serviced in accordance with Accepted Servicing Practices; guards against dishonest, fraudulent, or negligent acts; and guards against errors and omissions by officers, employees, or other authorized persons (the “Quality Control Program”).

(i) Effective as of May 15, 2011, the Event of Default in Section 18(t) of the Agreement is hereby amended to read in its entirety as follows:

(t) Seller shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by (i) Ginnie Mae as an approved issuer, (ii) HUD, pursuant to Sections 203 and 211 of the National Housing Act, (iii) the FHA, as an FHA Approved Mortgagee or servicer, (iv) the VA as a VA Approved Lender, or (v) Fannie Mae or Freddie Mac as an approved seller/servicer or lender; or

(j) Effective as of May 15, 2011, Section 18 of the Agreement is hereby amended by deleting the period at the end of Section I8(dd) and replacing it with “; or” and adding the following new Events of Default as subsections (hh), (ii), (jj) and (kk) of such Section 18:

(hh) Seller receives a notice of denial from any Agency or any Agency terminates, revokes or suspends Seller’s approval to sell and service loans to such Agency (including but not limited to its approval to use DU or LP to underwrite mortgage loans); or

(ii) Any Agency shall at any time cease to accept delivery of any loan or loans from Seller under any program or notifies Seller that any such Agency shall cease acccpting loan deliveries from Seller; or

(jj) All or a portion of Seller’s servicing portfolio consisting of Fannie Mae or Freddie Mac loans is seized or the servicing of all or a portion of such loans is otherwise transferred away from Seller; or

(kk) To the extent Seller has “delegated lender insurance authority” from HUD as of the date hereof, such authority shall be revoked or suspended at any time by HUD.

(k) Effective as of May 15, 2011, Section 41 of the Agreement is hereby amended to read in its entirety as follows:

41. INTENT

Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of Title 11 of the USC, a “securities contract” as that term is defined in Section 741(7)(A)(i) of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of Title 11 of the USC, and that the pledge of the Related Credit Enhancement in Section 8(a) hereof is intended to constitute “a security agreement or arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).

It is understood that Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.

(k) Effective as of May 15, 2011, Schedule 1 to the Agreement is hereby amended by adding the following new representations and warranties as subsections (mmm), (nnn) and (ooo) of such Schedule 1:

(mmm) Compliance with Interagency Guidance. Each Purchased Loan that is a “nontraditional mortgage loan” within the meaning of the Interagency Guidance on Nontraditional Mortgage Product Risks, 71 FR 58609 (October 4, 2006), and that has a residential loan application date on or after September 13, 2007 (or, if such date cannot be determined, an origination date on or after October 1, 2007), complies in all respects with such guidance, including any interpretations, applications or implementation plans with respect thereto that have been communicated and/or agreed to by an institution’s regulator, regardless of whether the Purchased Loan’s originator or seller is subject to such guidance;

(nnn) Compliance with Subprime Statement. No Purchased Loan that is an Adjustable Rate Mortgage Loan and that has a residential loan application date on or after September 13, 2007, is subject to the Interagency Statement on Subprime Mortgage Lending, 72 FR 37569 (July 10, 2007) as defined by Fannie Mae in the Lender Letter 03-07 (August 15, 2007) or by Freddie Mac in Freddie Mac Single Family Advisory (September 7, 2007) and Freddie Mac Bulletin 2007-4);

(ooo) Underwriting Methodology. With respect to each Purchased Loan, the related originator has underwritten such Loan in accordance with the Underwriting Guidelines and determined, based on verified and documented information at the time the loan was originated, that the borrower has a reasonable ability to repay the loan according to its terms, using a payment schedule that fully amortizes the loan over the term of the loan.

SECTION 2. Fees and Expenses. Seller agrees to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number Five (including all reasonable fees and out of pocket costs and expenses of the Buyer’s legal counsel) in accordance with Sections 23 and 25 of the Agreement.

SECTION 3. Representations. Seller hereby represents to Buyer that as of the date hereof, Seller is in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

SECTION 4. Binding Effect; Governing Law. This Amendment Number Five shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. THIS AMENDMENT NUMBER FIVE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5. Counterparts. This Amendment Number Five may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 6. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. This Amendment Number Five shall be effective for only the time period set forth in Section 1 above and shall not be deemed to and shall not, operate as a waiver of any term of the Agreement. Reference to this Amendment Number Five need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

IN WITNESS WHEREOF, Seller and Buyer have caused this Amendment Number Five to be executed and delivered by their duly authorized officers as of the day and year first above written.

SIRVA MORTGAGE, INC.
(Seller)

By:	/s/ Paul E. Klemme
Name:	Paul E. Klemme
Title:	President

CITIBANK, N.A.
(Buyer)

By:	/s/ Peter D. Stetnmetz
Name:	Peter D. Stetnmetz
Title:	Vice President Citibank N.A.